Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of SWK Holdings Corporation on Form S-3 (Nos. 333-147975, 333-145742, 333-113899, 333-110248, 333-77068, 333-68342 and 33-46624) and Form S-8 (Nos. 333-150944, 333-142745, 333-136705, 333-113914, 333-104711, 333-64552, 333-59842, 333-55822, 333-35730, 333-32460, 333-93591, 333-92159 and 333-87505) of our report dated March 28, 2014 on our audit of the financial statements of Holmdel Pharmaceuticals, LP as of December 31, 2013 and 2012 and for the year ended December 31, 2013 and the period from December 12, 2012 (inception) to December 31, 2012 which report is included in this Annual Report on Form 10-K to be filed on or about March 28, 2014.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 28, 2014